Exhibit 3.34

AMENDED AND RESTATED OPERATING AGREEMENT

OF

JCC HOLDING COMPANY II, LLC

a Delaware Limited Liability Company

May 20, 2014

AMENDED AND RESTATED OPERATING AGREEMENT

OF

JCC HOLDING COMPANY II, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (as amended from time to time, this “Agreement”) of JCC HOLDING COMPANY II, LLC, a Delaware limited liability company (the “Company”) is made by CAESARS GROWTH HARRAH’S NEW ORLEANS, LLC, a Delaware limited liability company, as sole member (the “Member”) of the Company, and is effective as of May 20, 2014.

1. Formation of Limited Liability Company. The Company was formed as a Delaware limited liability company on October 30, 2003 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Delaware Act”), by the filing of a Certificate of Formation of the Company with the office of the Secretary of the State of Delaware. The rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the Delaware Act. To the extent this Agreement is inconsistent in any respect with the Delaware Act, this Agreement shall control.

2. Member. CAESARS GROWTH HARRAH’S NEW ORLEANS, LLC is the sole member of the Company. The principal office address of the Member is One Caesars Palace Drive, Las Vegas, Nevada 89109.

3. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Delaware Act) and all activities necessary or incidental to the foregoing.

4. Name. The name of the Company shall be JCC Holding Company II, LLC.

5. Registered Office; Other Places of Business. The registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Company may have such other offices as the Member may designate from time to time.

6. Resident Agent. The agent for service of process in Delaware as of the effective date of this Agreement is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

7. Term of Company. The Company commenced on the date the Certificate of Formation was properly filed with the Secretary of State of the State of Delaware and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.

8. Management of Company. The Member shall have full and exclusive management and control of the business of the Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member.

9. Capital Contributions. The Member shall make such capital contributions to the Company at such times, and in such amounts, as the Member shall determine in its sole discretion.

10. Allocations, Distributions, Profits and Losses. All items of income, profit and loss of the Company shall be allocated to the Member, and all cash and other distributable assets of the Company shall be distributed to the Member. Distributions shall be made at such time, to such extent and in such manner as the Member shall determine in its sole discretion.

11. Other Activities. The Member, its agents, representatives and affiliates may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

12. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with the Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

13. Limited Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.

14. Indemnification. The Company shall indemnify, defend and hold harmless the Member and its affiliates, employees and agents, or its successors, executors, administrators or personal representatives to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the business or activities of the Company. In addition, to the extent permitted by law, the Member may cause the Company to indemnify, defend and hold harmless any managers and/or officers and its successors, executors, administrators or personal representatives from and against any and all Costs arising from any or all Actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.

15. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member or as provided by the Delaware Act. In such event, after satisfying creditors, all remaining assets shall be distributed to the Member.

16. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

17. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to other principles of conflicts of law.

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IN WITNESS WHEREOF, the Member hereto has duly executed this Agreement effective as of the first above stated date.

MEMBER:

CAESARS GROWTH HARRAH’S NEW ORLEANS, LLC

By:	Caesars Growth Properties Holdings, LLC
its Sole Member

By:	Caesars Growth Properties Parent, LLC
its Sole Member

By:	Caesars Growth Partners, LLC
its Sole Member

By:	Caesars Acquisition Company
its Managing Member

By:

Name:	Craig Abrahams
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Operating Agreement of JCC Holding Company II, LLC]